FOR IMMEDIATE RELEASE

Contact: Rich Cleys

Chief Financial Officer

ScanSource, Inc.

864 286-4358

ScanSource Posts Quarterly Sales

GREENVILLE, SC-January 8, 2009--ScanSource, Inc. (NASDAQ: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced that sales results for its quarter ended December 31, 2008 are expected to be in a range of $474 million to $480 million, compared to $553.3 million for the same period one year ago. The decrease in revenues reflects softness in all of the Company's business units and geographies. On its January 22, 2009 quarter end conference call, ScanSource will provide sales results by geographies and product areas, net earnings, and provide a forecast for the following quarter.

Today's release reflects ScanSource's normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval, ScanSource does not comment on gross margins, the mix of its sales by business unit, or any other information that would be necessary to draw conclusions regarding net income and earnings per share.

About ScanSource, Inc.
ScanSource, Inc. (NASDAQ: SCSC) is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.
ScanSource POS & Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the US, and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #901 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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